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                                                                    Exhibit 23.2

                              CONSENT OF KPMG LLP
                              -------------------

The Board of Directors
CrossWorlds Software, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2000, related to the consolidated balance sheets of CrossWorlds Software, Inc. as of December 31, 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Prospectus of CrossWorlds Software, Inc. filed on June 2, 2000 pursuant to Rule 424(b) of the Securities Act, as amended.

                                              /s/ KPMG LLP


Mountain View, California
January 30, 2001